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                                                                     EXHIBIT 5.1

                                January 29, 1997



Flextronics International Ltd.
2241 Lundy Avenue
San Jose, CA  95131-1822

                  Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-3 originally filed by Flextronics International Ltd. (the "Company") with the Securities and Exchange Commission (the "Commission") on January 29, 1997, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 223,321 shares of the Company's Ordinary Shares (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

                  It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                  We consent to the use of this Opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part hereof, and in any amendment thereto.

                                              Very truly yours,


                                             /s/ BROBECK, PHLEGER & HARRISON LLP
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                                             BROBECK, PHLEGER & HARRISON LLP